            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Oppenheimer Developing Markets Fund:

We consent to the use in this Registration Statement of Oppenheimer Developing
Markets Fund, of our report dated October 17, 2005, included in the Statement of
Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the Prospectus, which is also part of such Registration Statement and
"Independent Registered Public Accounting Firm" appearing in the Statement of
Additional Information.

                                            /s/ KPMG LLP
                                            ----------------------
                                            KPMG LLP

Denver, Colorado
December 22, 2005